UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report:

(Date of earliest event reported)

December 2, 2015

Saleen Automotive, Inc.

(Exact name of registrant as specified in charter)

Nevada

(State or other Jurisdiction of Incorporation)

333-176388	45-2808694
(Commission File Number)	(IRS Employer Identification No.)

2375 Wardlow Road

Corona, CA 92882

(Address of Principal Executive Offices and zip code)

(800) 888-8945

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 2, 2015, we entered into a Securities Purchase Agreement (the “Purchase Agreement”), with SM Funding Group, Inc. (“SM Funding”), pursuant to the Binding Letter of Intent (the “LOI”) we entered into with SM Funding on October 21, 2015. We previously reported entering into the LOI on a Current Report on Form 8-K filed on October 27, 2015.

Under the Purchase Agreement, we issued to SM Funding a 12% Senior Secured Convertible Note (the “Senior Note”) under which SM Funding may advance to us up to $2,000,000. As of December 8, 2015, we have received aggregate advances from SM Funding of $650,000 evidenced by the Senior Note. Advances under the Senior Note will mature on October 12, 2016, bear interest at a rate of 12% per annum, and will be, at the holder’s option, convertible into shares of preferred stock (“Preferred Stock”) that may be issued by us in the offering described below. Our subsidiaries have guaranteed our obligations under the Senior Note pursuant to a Subsidiary Guaranty, and our obligations under the Senior Note and the obligations of our subsidiaries under the Subsidiary Guaranty are secured pursuant to a Security Agreement and an Intellectual Property Security Agreement we entered into in favor of SM Funding. In addition, concurrent with our entry into the LOI, we entered into a Subordination Agreement with SM Funding and certain existing holders of our convertible notes (the “Existing Lenders”) to memorialize the senior position of the Senior Note relative to the notes held by the Existing Lenders.

Amounts outstanding under the Note are convertible into Preferred Stock we may issue to accredited investors in a private placement of up to $10,000,000 (the “Target Amount”) but not less than $8,000,000, including the conversion of the principal and interest under the Senior Note (the “Qualified Offering”). Pursuant to the LOI and the Senior Note, upon completion of the Qualified Offering at the Target Amount, the investors in the Qualified Offering will collectively beneficially own 60.9% of our company, the Existing Lenders will beneficially own 26.1% of our company (pursuant to the conversion of their notes into shares of Preferred Stock), Steve Saleen will beneficially own 10% of our company (excluding a warrant to purchase 5% of our outstanding shares of common stock), and all other stockholders will beneficially own approximately 3% of our company.

Without the prior written consent of the holder of the Senior Note, we are prohibited from (i) entering into, creating, assuming or suffering to exist any additional indebtedness for borrowed money, (ii) entering into, creating, assuming or suffering to exist any additional liens on or with respect to any of our properties or assets, (iii) repurchasing shares of our common stock or common stock equivalents other than repurchases of common stock or common stock equivalents from departing employees up to an aggregate maximum of $150,000, (iv) paying cash dividends, and (v) entering into transactions with our affiliates that would be required to be disclosed in public filings with the Securities and Exchange Commission (“SEC”), unless such transaction is expressly approved by a majority of the disinterested directors on our board of directors.

The following constitute events of default under the Senior Note: (i) our failure to pay any amount thereunder when due; (ii) our failure to observe or perform any covenant or agreement in the Senior Note; (iii) the occurrence of an event of default under the Purchase Agreement or any related transaction document; (iv) the occurrence of a bankruptcy event with respect to our company; (v) our default on obligations under any mortgage, indenture, factoring agreement or other instruments involving an obligation greater than $100,000 that results in the acceleration of the due date of such indebtedness; (vi) the cessation of the effectiveness of any documents pursuant to which the Purchasers obtained a security interest in our assets; (vii) the cessation of Steve Saleen’s service as our President and Chief Executive Officer other than in the event we find an acceptable replacement upon his death, permanent disability, voluntary termination or termination by us for cause; (viii) the rendering of a judgment against us in excess of $100,000; (ix) our breach of any representation or warranty under the applicable transaction documents; or (x) our failure to timely file the reports required by the Exchange Act or the cessation of our obligation to file reports under Section 13 or 15(d) of the Exchange Act.

The foregoing summary does not purport to be complete, and is subject to and qualified in its entirety by reference to the text of the Note, the Purchase Agreement, the Security Agreement, the Intellectual Property Security Agreement, the LOI and the Subordination Agreement, which have been filed as exhibits to this Current Report on Form 8-K.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As noted above, to date we have borrowed $650,000 from SM Funding evidenced by Senior Note on the terms described above, which are incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

10.1	12% Senior Secured Convertible Note of the Registrant.

10.2	Securities Purchase Agreement, entered into on December 2, 2015, as of October 12, 2015, among the Registrant and SM Funding Group, Inc.

10.3	Security Agreement, entered into on December 2, 2015, as of October 12, 2015, among the Registrant, the subsidiaries of the Registrant, and SM Funding Group, Inc.

10.4	Intellectual Property Security Agreement, entered into on December 2, 2015, as of October 12, 2015, among the Registrant, the subsidiaries of the Registrant, and SM Funding Group, Inc.

10.5	Binding Letter of Intent executed October 21, 2015, among the Registrant, SM Funding Group, Inc., W-Net Fund I, L.P., and Steven Saleen. (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K dated October 21, 2015, filed with the Securities and Exchange Commission on October 27, 2015).

10.6	Subordination Agreement dated October 21, 2015, among the Registrant, SM Funding Group, Inc., W-Net Fund I, L.P., and other holders of the Registrant’s secured debt, (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K dated October 21, 2015, filed with the Securities and Exchange Commission on October 27, 2015).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SALEEN AUTOMOTIVE, INC.

Date: December 8, 2015	By:	/s/ Steve Saleen
Steve Saleen
Chief Executive Officer